                                                                      EXHIBIT 23

DELOITTE & TOUCHE LLP
1000 WILSHIRE BOULEVARD
LOS ANGELES, CA 90017-2472
(213) 688-0800 TELEPHONE



CONSENT OF INDEPENDENT AUDITORS

TCW GALILEO FUNDS, INC.:

We consent to (a) the use in this Post-Effective Amendment No. 22 to Registration Statement No. 33-52272 on Form N-1A of our report on the financial statements of the funds comprising TCW Galileo Funds, Inc. as of and for the periods ended October 31, 1997 dated December 10, 1997 appearing in Part B, the Statement of Additional Information of such Registration Statement, (b) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and (c) the reference to us under the heading "General Information" in such Prospectus.



/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP



June 15, 1998

                                     C-10